                                                                    EXHIBIT 99.1


(THE HARTFORD LOGO)

                                                                    News Release
                                             Hartford Plaza - Hartford, CT 06115


Date:             November 05, 2003

Contact:    Media                               Investors
            ---------                           ---------
            Cynthia Michener                    Hans Miller
            860/547-5624                        860/547-2751
            cynthia.michener@thehartford.com    hmiller@thehartford.com

            Joshua King                         Mike Lesperance
            860/547-2293                        860/547-6781
            joshua.king@thehartford.com         michael.lesperance@thehartford.com


         THE HARTFORD REPORTS THIRD QUARTER NET INCOME OF $343 MILLION,
                           OR $1.20 PER DILUTED SHARE;
                    INCREASED 2003 AND INITIAL 2004 GUIDANCE

HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE: HIG) reported net income per diluted share of $1.20 for the third quarter of 2003, up from $1.06 per diluted share in the third quarter of 2002. Net income increased 29 percent to $343 million in the current period from $265 million in the third quarter of 2002.

Ramani Ayer, chairman and CEO of The Hartford, said, "During the quarter, our execution has been strong with both of our life and property-casualty operations benefiting from the favorable market conditions. Total revenues are up 21 percent over the prior-year period.

"The Hartford's record annuity sales, which helped drive nearly $2.5 billion in annuity net flows in the third quarter, clearly demonstrates that our annuity products remain the best in class and a benchmark for the industry to follow," said Ayer. "The new generation of annuity products introduced last quarter is proving, as we anticipated, to be eagerly welcomed by a baby boomer population that is aggressively planning for retirement. The great sales numbers we have achieved speak to the attractiveness of our products and the strength of our distribution," he added.


                                    --more--

The Hartford's Earnings/2

Reviewing a quarter in which the property-casualty operations reported record operating earnings, Ayer continued, "Across our ongoing property and casualty segments, margins continue to expand, allowing us to achieve our targeted returns and profitably grow the business into 2004 and beyond. We are equally excited about our improved regional presence that, combined with our solid ratings and strong balance sheet, gives The Hartford good momentum going into next year."

Net realized capital gains totaled $8 million (after-tax) in the current quarter versus net realized capital losses of $100 million (after-tax) in the same period last year.

The Hartford's operating income rose 30 percent in the third quarter of 2003 compared to the third quarter of 2002, excluding two items: the $40 million after-tax effect of the previously announced increase in Bancorp litigation reserves in 2003, and a $76 million tax benefit relating to prior years in 2002. Operating income is not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section below.

For the nine months ended Sept. 30, 2003, the company reported a net loss of $545 million as a result of the first quarter increase in asbestos reserves, compared to net income of $742 million for the comparable period of 2002. Net realized capital gains totaled $141 million (after-tax) for the nine months ended Sept. 30, 2003, versus net realized capital losses of $207 million (after-tax) in the same period last year.

Ayer said, "This year has seen The Hartford take strong steps to assure its continued financial health by adding a large increase to its legacy asbestos reserves. The burden that those reserves put on us was real, but the earnings power of our businesses today has enabled us to make significant strides toward covering the charge. Whether or not there is legislative action on asbestos in Washington this year, we remain confident that our prudent actions have conservatively addressed today's asbestos environment."


                                    --more--

The Hartford's Earnings/3


HIGHLIGHTS OF THE THIRD QUARTER

      - Record investment products assets under management of $131.7 billion and net flows (sales less surrenders and other withdrawals) reached a record $4.2 billion:

            - Record total annuity sales of $4.3 billion and second-best-ever quarterly sales of variable annuity products of $4.0 billion, up 65 percent over the third quarter of 2002;

            - Variable annuity surrenders of $1.4 billion declined to their lowest level since the fourth quarter of 1999, resulting in strong variable annuity net flows of $2.3 billion;

            - Second consecutive quarter of over $1 billion in retail mutual fund sales, with the third quarter up 20 percent over the third quarter of 2002, coupled with strong sequential growth in 401(k) and governmental sales;

            - Implemented risk management strategy for annuity product guarantees;

- Record property-casualty operating income of $193 million, up 39 percent over the prior year:

      - A combined ratio of 99.2 in North American property-casualty, which included $77 million (3.4 points of combined ratio) of catastrophe losses in the quarter;

      - Personal lines momentum continued producing a combined ratio of 95.1, including catastrophes amounting to 4.2 points;

      - Ongoing North American property-casualty (business insurance, specialty commercial and personal lines) earned premiums increases by 14 percent to $2.2 billion and net written premiums increased by 13 percent to $2.3 billion, from the third quarter of 2002;

      - New business in business insurance totaled $250 million in the quarter and $773 million for the nine months of 2003;

- Japan annuity sales, from a standing start three years ago, approached $1.3 billion in the quarter, with assets under management at $4.8 billion;

- Property-casualty net investment income, pre-tax, increased 15 percent primarily due to strong cash flow and the capital raise earlier in the year;

-     Personal lines new automobile class plan now operational in 28 states;

- Group benefits sales up 14 percent; net income up 12 percent over the third quarter of 2002;

- Individual life sales up 35 percent; net income up 9 percent over the third quarter of 2002;

- Decreased future interest costs by redeeming $320 million of trust preferred securities.

                                    --more--

The Hartford's Earnings/4


The following table presents underwriting results for the business insurance, personal lines, specialty commercial, reinsurance and other operations segments, while operating income is presented for all other segments, including life and property-casualty operations.


                                                        THIRD QUARTER ENDED                NINE MONTHS ENDED
                                                           SEPTEMBER 30,                      SEPTEMBER 30,
                                                       -------------------                 ------------------
                                                       2003           2002      CHANGE      2003       2002       CHANGE
                                                       ----           ----      ------      ----       ----       ------
LIFE

Individual Annuity                                  $    98        $    76       29%      $   281    $   255         10%
Other Investment Products                                31             24       29%           87         80          9%
                                                     ------         ------      ----       ------     ------         ---
Total Investment Products                               129            100       29%          368        335         10%
Individual Life                                          36             33        9%          104         99          5%
Group Benefits                                           38             34       12%          107         92         16%
Corporate Owned Life Insurance                          (30)            10       NM           (11)        20         NM
Other                                                   (11)            55       NM           (38)        40         NM
                                                     ------         ------      ----       ------     ------         ---
 TOTAL LIFE                                             162            232      (30%)         530        586        (10%)
                                                     ------         ------      ----       ------     ------         ---

PROPERTY & CASUALTY

 North American Underwriting Results
  Business Insurance                                     20             21       (5%)          50         17        194%
  Personal Lines                                         37            (13)      NM            92        (48)        NM
  Specialty Commercial                                  (50)             3       NM           (54)         1         NM
  Reinsurance                                           (10)            (4)    (150%)        (105)       (17)        NM
                                                     ------         ------      ----       ------     ------         ---
 Total North American underwriting results               (3)             7       NM           (17)       (47)        64%
 Other Operations underwriting results                  (12)           (42)      71%          (53)      (129)        59%
                                                     ------         ------      ----       ------     ------         ---
 Total Property & Casualty underwriting results         (15)           (35)      57%          (70)      (176)        60%
Net investment income                                   302            262       15%          878        787         12%
Net servicing and other income                            9              4      125%           15          7        114%
Other expenses                                          (42)           (68)      38%         (161)      (162)         1%
Income tax expense                                      (61)           (24)    (154%)        (136)       (75)       (81%)

Property & Casualty, before 2003 asbestos reserve       193            139       39%          526        381         38%
addition
2003 asbestos reserve addition                           --             --       --        (1,701)        --         --
                                                     ------         ------      ----       ------     ------         ---
TOTAL PROPERTY & CASUALTY                               193            139       39%       (1,175)       381         NM
                                                     ------         ------      ----       ------     ------         ---
CORPORATE                                               (20)            (6)      NM           (41)       (18)      (128%)
                                                     ------         ------      ----       ------     ------         ---

Operating income, before 2003 asbestos reserve          335            365       (8%)       1,015        949          7%
addition
2003 asbestos reserve addition                           --             --       --        (1,701)        --         --
                                                     ------         ------      ----       ------     ------         ---
Operating income (loss)                                 335            365       (8%)        (686)       949         NM
 Net realized capital gains (losses), after-tax           8           (100)      NM           141       (207)        NM
                                                     ------         ------      ----       ------     ------         ---
NET INCOME (LOSS)                                   $   343        $   265       29%      $  (545)   $   742         NM
                                                     ------         ------      ----       ------     ------         ---
PER SHARE DATA
 Diluted earnings (loss) per share
  Net income (loss)                                 $  1.20        $  1.06       13%          $ (2.03)   $  2.96         NM



The Hartford defines the following as "NM" or not meaningful: increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

Operating income and operating income before the 2003 asbestos reserve addition are measures that are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section of this release.


                                    --more--

The Hartford's Earnings/5




INVESTMENT PRODUCTS

Improving equity markets, coupled with strong sales and low surrenders, contributed to higher earnings in the third quarter. Individual annuity net income increased 29 percent over the third quarter of 2002, to $98 million. Total investment products assets under management reached $131.7 billion, a 5 percent increase from $125.0 billion as of June 30, 2003, while total individual annuity assets under management rose nearly $4.2 billion since June 30, 2003, to $88.5 billion at Sept. 30, 2003. Total annuity sales increased year-over-year in both the broker-dealer and bank channels with broker-dealer sales up 68 percent to $2.9 billion and bank channel sales up 73 percent to $1.5 billion. Variable annuity surrenders fell 27 percent to $1.4 billion compared to the prior-year period. In the fixed annuity business, the improved interest rate environment that prevailed during the quarter, augmented by the company's disciplined approach to rate setting, resulted in sales of $363 million, up from $152 million in the quarter ended Sept. 30, 2002 and $102 million in the quarter ended June 30, 2003. Sales of other investment products increased 47 percent from the same period last year, to $2.8 billion.

INDIVIDUAL LIFE

Individual Life began to see top-line growth once again in the third quarter, and earnings were solid. Earnings were up 9 percent to $36 million in the quarter from the prior-year period. Sales increased $13 million, or 35 percent, from the second quarter of 2003, to $50 million. This was driven in large measure by new products and increased traction from renewed marketing efforts for universal life, which reached $21 million in sales, nearly double the $11 million in sales in the second quarter. Variable life sales were down year-over-year, but up $3 million sequentially as improving confidence in the equity markets provided a boost.

GROUP BENEFITS

Net income growth continued in the third quarter, up 12 percent from the prior year to $38 million, and up 9 percent from the second quarter of 2003. Strong underwriting and disciplined claims management drove this performance. Despite a challenging pricing environment, fully insured sales, excluding buyouts, were up 14 percent from the prior-year period to $100 million, primarily as a result of bolstered marketing and distribution efforts.


                                    --more--

The Hartford's Earnings/6

JAPAN

Assets under management at Hartford Life K.K. approached the $5 billion mark in September 2003, driven by record sales of $1.3 billion in the quarter, more than double those of the second quarter of 2003 and more than a four-fold increase over the year-ago quarter. Since beginning operations in 2000, the business in Japan now represents 23 percent of the company's third quarter of 2003 total worldwide annuity sales. On a U.S. GAAP basis, after less than three years of operation, the business in Japan achieved a profit for the quarter.

BUSINESS INSURANCE

Favorable market conditions, high single-digit written price increases, and new business premiums drove written and earned premiums growth of 14 and 19 percent, respectively, as margins for the business continued to expand. Total new business growth, which was particularly strong in middle market, added $773 million to net written premiums for the nine months ended Sept. 30, 2003, up 14 percent over the comparable period in 2002. The combined ratio of 93.3, which excludes catastrophe losses of 3.2 points during the quarter, was 1.9 points better than last year's results before the catastrophe losses.

PERSONAL LINES

Favorable momentum is driving positive results in personal lines. Initiatives such as the new auto rate plan and improved technology platforms will assure the momentum builds going forward. This quarter, The Hartford's relationship with AARP members continued to grow, with auto and homeowners written premiums sold through the AARP insurance program increasing by 12 percent. Sales through The Hartford's network of independent agents increased 9 percent. With catastrophe losses totaling 4.2 points of the combined ratio, personal lines finished the quarter with a combined ratio of 95.1. In total, with rate adequacy in essentially all states and pricing increases exceeding loss-cost inflation, the company is positioned for profitable growth in the upcoming quarters.

SPECIALTY COMMERCIAL

Growth has been solid in The Hartford's chosen markets for specialty commercial. During the quarter, the unit turned in growth of 22 percent for written premiums over the prior year, a result


                                    --more--

The Hartford's Earnings/7

of substantial growth in casualty and professional liability and improved terms and conditions. With prior year reserve development of $45 million accounting for 10.4 points, the combined ratio for specialty commercial deteriorated to
110.7. Catastrophe losses in the quarter accounted for another 2.5 points of the combined ratio.

INVESTMENTS

As of Sept. 30, 2003, gross unrealized gains on fixed maturities of $4.3 billion, including guaranteed separate account assets, were down $804 million from June 30, 2003, while gross unrealized losses, including guaranteed separate account assets, increased $22 million to $382 million. Both changes were primarily due to an increase in interest rates. Impairments of $29 million (before-tax) for the quarter ended Sept. 30, 2003 were down from $175 million (before-tax) for the quarter ended Sept. 30, 2002, reflecting improved credit markets. Yield on average invested assets decreased from 5.9 percent to 5.6 percent (before-tax) and from 4.1 percent to 3.9 percent (after-tax) in the current quarter compared to the prior-year quarter as a result of lower interest rates.

2003 GUIDANCE

Based on continuing favorable performance in the majority of its businesses, The Hartford increased and narrowed the range of its 2003 earnings per share guidance to $5.20 to $5.30 per diluted share. The previous guidance was $5.10 to $5.25 per share. Both ranges exclude the effect of net realized capital gains or losses, the first quarter asbestos charge and the third quarter Bancorp expense. The company's full year 2003 operating income per diluted share guidance follows on the table below:


                                    --more--

The Hartford's Earnings/8

Projected 2003 Operating Income Per Share Guidance
November 5, 2003

                                                    EPS RANGE
                                              ----------------------
                                                LOW           HIGH
                                              --------      --------
Diluted Operating Income Per Share
- Previous Guidance                           $   5.10      $   5.25

Diluted Operating Income Per Share
- New Guidance [1] (Comparative Basis)        $   5.20      $   5.30

Bancorp Litigation Dispute                       (0.15)        (0.15)

Asbestos Reserve Addition [2]                    (6.24)        (6.24)
 Elimination of Antidilutive Impact               0.03          0.03

Net Realized Capital Gains [3]                    0.51          0.51
                                              --------      --------

Estimated Net Loss Per Share [3]              $  (0.65)     $  (0.55)
                                              ========      ========

[1] - The full year estimate reflects diluted weighted average shares of 274.1 million.

[2] - The asbestos reserve addition had an EPS impact of $6.66 in the first quarter. The first quarter EPS calculation reflected basic weighted average shares outstanding of 255.4 million. The full year estimate reflects basic weighted average shares of 272.5 million.

[3] - Included in net income, but not in operating income, is $141 million of net realized capital gains reported through September 30, 2003. Realized capital gains/losses are not estimated for the fourth quarter.


2004 GUIDANCE

Based on current information, The Hartford expects 2004 earnings per diluted share to be between $5.65 and $5.95. This estimate assumes no capital gains or losses, that the U.S. equity markets will appreciate at approximately 9 percent in 2004 and that property-casualty catastrophe losses are in line with historical averages. Other important assumptions included in the analysis include:

   -  An approximately 15 percent increase in employee benefit costs;

   - Increasing dilutive impact from outstanding equity unit securities assuming The Hartford's common stock price appreciates above approximately $57 per share;

   - Fundamentals of our industries such as frequency, severity, interest rates or changes in tax laws, as a few examples.

Guidance with respect to 2003 and 2004 is subject to adjustment based on changes in market conditions affecting life and property-casualty operations. A large number of factors could cause these estimates to change, including significant changes in estimated future earnings on investment products caused by changes in the equity markets, catastrophe losses at levels in excess of expectations and adverse developments emerging as a result of changes in estimates arising from the company's regular review of its loss reserves for all lines of insurance.



                                    --more--

The Hartford's Earnings/9



CONFERENCE CALL

The company will discuss the results of the third quarter and the updated 2003 and new 2004 guidance in the quarterly conference call on Nov. 6, 2003, at 10 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP MEASURES

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and nine-month periods ended September 30, 2003 and 2002 is set forth above.

In this release, The Hartford has included the financial measure operating income, before the 2003 asbestos reserve addition. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effect of the asbestos reserve addition, which relates solely to legacy businesses. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before the 2003 asbestos reserve addition for the quarters and nine-month periods ended September 30, 2003 and 2002 is set forth above.

For the 2003 earnings guidance presented in this release, operating income is net income, before the after-tax effect of net realized capital gains and losses, the first quarter asbestos reserve addition and the third quarter Bancorp reserve addition. The company believes this operating income measure provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable, it excludes the effect of the first quarter asbestos charge, which relates solely to legacy businesses, and it excludes the third quarter Bancorp expense, which is unrelated to ongoing operations. Net income is the most directly comparable GAAP measure. A quantitative reconciliation, to the extent calculable at this time, of The Hartford's 2003 net income earnings guidance to the 2003 operating income earnings guidance is set forth above.

Written premiums is a financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property and casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.


                                    --more--

The Hartford's Earnings/10



More detailed financial information can be found in The Hartford's Investor Financial Supplement for the third quarter of 2003, which is available on the company's Web site, www.thehartford.com.

      The Hartford is one of the nation's largest investment and insurance companies, with 2002 revenues of $16.4 billion. As of Sept. 30, 2003, The Hartford had total assets of $211.4 billion and stockholders' equity of $11.3 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance.

             The Hartford's Internet address is www.thehartford.com.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, in particular, significant uncertainty with regard to the outcome of our current dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain effect on us of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect us against losses; the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our Quarterly Reports on Form 10-Q, our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                                      # # #

The Hartford's Earnings/11



                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)




                                                                             3Q         4Q         1Q          2Q         3Q
HIGHLIGHTS                                                                  2002       2002       2003        2003       2003
                                                                          --------   --------   --------    --------   --------
  Net income (loss) [1]                                                   $    265   $    258   $ (1,395)   $    507   $    343
  Operating income (loss) [1]                                             $    365   $    301   $ (1,361)   $    340   $    335
  Impact of 2003 asbestos reserve addition                                $    --    $     --   $ (1,701)   $     --   $     --
  Operating income before impact of 2003 asbestos reserve addition        $    365   $    301   $    340    $    340   $    335
  Total revenues                                                          $  4,085   $  4,280   $  4,331    $  4,682   $  4,947
  Total assets                                                            $175,824   $181,975   $188,657    $207,801   $211,365
  Total assets under management [2]                                       $191,055   $198,608   $205,223    $227,437   $232,115


PER SHARE AND SHARES DATA
  Basic earnings (loss) per share [1]
    Net income (loss)                                                     $   1.06   $   1.01   $  (5.46)   $   1.89   $   1.21
    Operating income (loss)                                               $   1.47   $   1.18   $  (5.33)   $   1.26   $   1.19
    Operating income before impact of 2003 asbestos reserve addition      $   1.47   $   1.18   $   1.33    $   1.26   $   1.19
  Diluted earnings (loss) per share [1] [3]
    Net income (loss)                                                     $   1.06   $   1.01   $  (5.46)   $   1.88   $   1.20
    Operating income (loss)                                               $   1.46   $   1.17   $  (5.33)   $   1.26   $   1.18
    Operating income before impact of 2003 asbestos reserve addition [4]  $   1.46   $   1.17   $   1.33    $   1.26   $   1.18
  Weighted average common shares outstanding (basic)                         248.9      255.2      255.4       268.8      282.5
  Weighted average common shares outstanding
       and dilutive potential common shares (diluted) [3]                    250.5      256.3      255.4       270.2      284.8
  Common shares outstanding                                                  255.0      255.2      255.4       282.2      282.7
  Book value (including AOCI)                                             $  42.91   $  42.06   $  36.97    $  40.75   $  40.13
  Book value (excluding AOCI)                                             $  36.99   $  37.77   $  32.05    $  34.34   $  35.33

                                                                              YEAR OVER
                                                                            YEAR        SEQUENTIAL          NINE MONTHS ENDED
                                                                          QUARTER         QUARTER             SEPTEMBER 30,
HIGHLIGHTS                                                                CHANGE          CHANGE        2002       2003      CHANGE
                                                                          -------       ----------    -------    -------     ------
  Net income (loss) [1]                                                      29%          (32%)       $   742    $  (545)      NM
  Operating income (loss) [1]                                                (8%)          (1%)       $   949    $  (686)      NM
  Impact of 2003 asbestos reserve addition                                   --             --        $    --    $(1,701)      --
  Operating income before impact of 2003 asbestos reserve addition           (8%)          (1%)       $   949    $ 1,015        7%
  Total revenues                                                             21%            6%        $12,137    $13,960       15%
  Total assets                                                               20%           2%
  Total assets under management [2]                                          21%           2%


PER SHARE AND SHARES DATA
  Basic earnings (loss) per share [1]
    Net income (loss)                                                        14%           (36%)      $  3.00    $ (2.03)      NM
    Operating income (loss)                                                 (19%)           (6%)      $  3.84    $ (2.55)      NM
    Operating income before impact of 2003 asbestos reserve addition        (19%)           (6%)      $  3.84    $  3.77       (2%)
  Diluted earnings (loss) per share [1] [3]
    Net income (loss)                                                        13%           (36%)      $  2.96    $ (2.03)      NM
    Operating income (loss)                                                 (19%)           (6%)      $  3.79    $ (2.55)      NM
    Operating income before impact of 2003 asbestos reserve addition [4]    (19%)           (6%)      $  3.79    $  3.75      (1%)
  Weighted average common shares outstanding (basic)                       33.6 sh        13.7 sh       247.4      268.9     21.5 sh
  Weighted average common shares outstanding
       and dilutive potential common shares (diluted) [3]                  34.3 sh        14.6 sh       250.3      268.9     18.6 sh
  Common shares outstanding                                                27.7 sh         0.5 sh       255.0      282.7     27.7 sh
  Book value (including AOCI)                                                (6%)           (2%)
  Book value (excluding AOCI)                                                (4%)            3%

[1] The quarter and nine months ended September 30, 2003 include $40 of after-tax expense related to the settlement of the Bancorp Services, LLC litigation dispute. The quarter ended June 30, 2003 and the nine months ended September 30, 2003 include $30 and the quarter and nine months ended September 30, 2002 include $76 of tax benefit in Life primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The quarter ended June 30, 2003 and the nine months ended September 30, 2003 include $27, after tax, of severance charges in Property & Casualty. The nine months ended September 30, 2002 includes $11 of after-tax expense in Life related to the Bancorp Services, LLC litigation dispute and the $8 after-tax benefit in Life's September 11 Terrorist Attack exposure.

[2] Includes mutual fund assets and third party assets managed by HIMCO.

[3] As a result of the antidilutive impact from the net loss in the quarter ended March 31, 2003 and the nine months ended September 30, 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of the quarter ended March 31, 2003 and the nine months ended September 30, 2003 diluted earnings per share. In the absence of the net loss, 256.1 and 270.4 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation for the quarter ended March 31, 2003 and the nine months ended September 30, 2003,respectively.

[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 256.1 and 270.4 for the quarter ended March 31, 2003 and the nine months ended September 30, 2003, respectively.